Exhibit 99.3

INFOLOGIX, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2006

			Pro Forma		Pro Forma		Pro Forma
	InfoLogix	New Age	Adjs		Adjs		Consolidated
ASSETS
Currents assets:
Cash	$91,891	$16,483	$(16,457	)(a)	$14,865,000	(c)	$14,956,917
Accounts and other receivables (net of allowance for doubtful accounts in the amount of $100,000 as of September 30, 2006 and December 31, 2005)	10,421,125	—	—		—		10,421,125

Inventory, net	2,135,171	—	—		—		2,135,171
Prepaid expenses and other assets	1,246,017	—	—		2,135,000	(c)	3,381,017
Total current assets	13,894,204	16,483	(16,457)		17,000,000		30,894,230

Property and equipment, net	1,478,343	—	—		—		1,478,343

Intangible assets, net	771,257	—	—		—		771,257

Total assets	$16,143,804	$16,483	$(16,457)		$17,000,000		$33,143,830

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,891,352	$32	$(32	)(a)	$—		$5,891,352
Line of credit	6,077,893	—	—		—		6,077,893
Current portion of notes payable	833,334	—	—		—		833,334
Current portion of capital lease obligations	116,973	—	—		—		116,973
Notes payable - stockholders	—	—	—		—		—
Sales tax payable	280,331	—	—		—		280,331
Accrued expenses	743,937	—	—		—		743,937
Deferred revenue	—	—	—		—		—
Total current liabilities	3,943,820	32	(32)		—		13,943,820

Notes payable - bank	1,374,999	—	—		—		1,374,999
Capital lease obligations	159,621	—	—		—		159,621

Total liabilities	15,478,440	32	(32)		—		15,478,440

Stockholders’ equity:
Capital stock	5	58	88	(b)	85	(c)	236

Additional paid in capital	49,995	81,392	(88	)(b)	16,999,915	(c)	17,131,214

Retained earnings	615,364	(64,999)	(16,425	)(b)			533,940

Total stockholders’ equity	665,364	16,451	(16,425)		17,000,000		17,665,390

Total liabilities and stockholders’ equity	$16,143,804	$16,483	$(16,457)		$17,000,000		$33,143,830

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

INFOLOGIX INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	InfoLogix, Inc.	New Age
	Nine Months	Nine Months
	Ended	Ended
	September 30,	August 31,	Pro Forma		Pro Forma
	2006	2006	Adjustments		Consolidated

Revenues	$44,346,412	$—	$—		$44,346,412

Cost of sales	33,145,226	—	—		33,145,226

Gross profit	11,201,186	—	—		11,201,186

Selling, general and administrative expenses	10,052,515	32,983	—		10,085,498

Operating income	1,148,671	(32,983)	—		1,115,688

Interest expense	488,444	—	—		488,444

Income Before Taxes	660,227	(32,983)			627,244

Provision for Taxes			244,625	(d)	244,625

Net income	$660,227	$(32,983)	$(244,625)		$382,619

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

INFOLOGIX INC. AND SUBSIDIARIES

UNAUDITED PROFORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	InfoLogix, Inc.	New Age
	December 31, 2005	November 30, 2005	Pro Forma Adjustments		Pro Forma Consolidated

Revenues	$55,472,056	$—	$—		$55,472,056

Cost of sales	42,605,150	—	—		42,605,150

Gross profit	12,866,906	—	—		12,866,906

Selling, general and administrative expenses	11,661,138	32,016			11,661,138

Operating income	1,205,768	(32,016)			1,205,768

Interest expense	525,205	—	—		525,205

Income Before Taxes	680,563	(32,016)			680,563

Provision for Taxes			252,933	(d)	252,933

Net income	$680,563	$(32,016)	$(252,933)		$395,614

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

The following Unaudited Pro Forma Condensed Consolidated Balance Sheet combines the historical condensed consolidated balance sheet of Infologix as of September 30, 2006 and the historical condensed balance sheet of New Age Translation as of August 31, 2006, giving effect to the merger as if it had occurred on September 30, 2006.  The Unaudited Pro Forma Condensed Consolidated Statements of Operations combines the historical condensed consolidated statement of operations of Infologix and New Age Translation, Inc., giving effect to the merger as if it had occurred on January 1, 2005 and January 1, 2006.  These Pro Forma statements are presented for illustrative purposes only.  The pro forma adjustments are based upon available information and assumptions that management believes are reasonable.  The Unaudited Pro Forma Condensed Consolidated Financial Statements do not purport to project the future financial position or operating results of the merged company. The acquisition of InfoLogix by New Age-DE has been accounted for as a reverse acquisition under the purchase method of accounting. The combination of the two companies is recorded as a recapitalization of InfoLogix pursuant to which InfoLogix is treated as the continuing entity.

These Unaudited Pro Forma Condensed Consolidated Financial Statements do not give effect to any restructuring costs or to any potential cost savings or other operating efficiencies that could result from the merger between New Age-DE and InfoLogix.

You should read this information in conjunction with the accompanying notes to the unaudited Pro Forma Condensed Consolidated Financial Statements; the separate historical consolidated financial statements of InfoLogix contained in this Current Report on Form 8-K; and New Age Translation, Inc’s historical financial statements previously filed with the Securities and Exchange Commission.

Pursuant to the Merger Agreement, at closing:

•                              Each share of InfoLogix issued and outstanding immediately prior to the closing of the Merger will be converted into the right to receive 25,000 shares of New Age-DE common stock.

•                              2,595,663 shares of New Age-DE common stock, which are registered under an SB-2 for resale, will remain outstanding and 15,943,876 shares of New Age-DE outstanding common stock will be cancelled.

•                              Immediately after closing of the Merger on November 23, 2005, there will be 15,095,663 shares of New Age-DE common stock issued and outstanding, approximately 82.5% of which shares will be held by the former stockholders of InfoLogix.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(a)           At the time of merger, all available cash is expected to be expended to pay accounts payable and transaction related expenses.

(b)          Reflects the sale of 8,500,000 shares of New Age-DE in the private placement transaction.

(c)           Reflects the recapitalization of InfoLogix, Inc. and New Age-DE as follows:

a.               New Age-DE cancelled 15,943,876 shares, and converted 814,000 shares into 2,595,663 shares; conversion ratio of 3.1887755:1.

b.              Holders of 500 shares of InfoLogix, Inc. shares converted into 12,500,000 shares through a forward-split; conversion ratio of 25,000:1.

(d)          Represents a provision for income taxes at a blended rate of 39%.  As a result of certain federal income tax elections, prior to the merger InfoLogix was not subject to federal income taxes.